Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

W. Guy Ormsby

Executive Vice President, Chief Financial Officer and Treasurer

(413) 594-6692

Chicopee Bancorp, Inc. Reports First Quarter Results

April 27, 2009. Chicopee Bancorp, Inc. (the “Company”) (Nasdaq Global Market: CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the results of operations for the three months ended March 31, 2009. The Company’s net income for the three months ended March 31, 2009 was $114,000 with earnings per share of $0.02, compared to $188,000 with earnings per share of $0.03 for the same period in 2008. The decrease in net income for the 2009 quarter is primarily due to the narrowing of the net interest margin and expenses relating to the Bank’s expansion that included two additional branch locations.

The Company’s assets decreased $2.2 million, or 0.4%, to $525.4 million at March 31, 2009 from $527.6 million at December 31, 2008, primarily as a result of a decrease in held-to-maturity securities of $4.0 million and a decrease in net loans of $1.1 million, offset in part by an increase in cash and cash equivalents of $3.1 million. The balance sheet compression was also a result of paying down $15.9 million in Federal Home Loan Bank advances. Net loans decreased to $415.2 million at March 31, 2009 from $416.3 million at December 31, 2008, with one-to-four family real estate loans decreasing $3.0 million, or 1.8%, offset in part by construction loans increasing $1.7 million, or 4.2%.

Financial highlights include:

•

The investment portfolio decreased by $5.0 million, or 9.1%, to $50.1 million as of March 31, 2009 compared to $55.1 million at December 31, 2008, primarily due to maturities of U.S. Treasury securities.

•

Total deposits were $346.2 million at March 31, 2009 compared to $333.4 million at December 31, 2008, an increase of $12.7 million or 3.8%. During the period money market deposits increased by $10.2 million, or 21.5%. The growth in money market deposits was a result of successful business development efforts.

•

The allowance for loan losses at March 31, 2009 was $3.4 million, or 0.82% of total loans, compared to $3.3 million, or 0.79% of total loans, as of December 31, 2008. Nonperforming loans at March 31, 2009 were consistent with December 31, 2008 at $2.9 million. As of March 31, 2009, the ratio of non-performing loans to total loans of 0.68% and non-performing assets to total assets of 0.60%, compared to December 31, 2008 ratios of 0.69% and 0.60%, respectively.

•

The provision for loan losses was $94,000 for the three months ended March 31, 2009 compared to $10,000 for the same period in 2008. The increase in provision for loan losses was due to the increase in general reserve requirement allocations and a slight increase in specific reserve allocations.

•

During the quarter ended March 31, 2009, the net interest margin decreased to 3.14%, as compared to 3.27% for the first quarter of 2008. The decrease of 13 basis points was primarily due to the decreasing interest rate environment.

•

Non-interest income was $687,000 for the quarter ended March 31, 2009 compared to $486,000 for the quarter ended March 31, 2008. The increase during the period was primarily attributable to the increase in loan sales and servicing.

•

Non-interest expense for the three months ended March 31, 2009 was $4.2 million compared to $3.7 million for the same period in 2008. The increase of $530,000 was primarily due to the increase in occupancy expenses of $179,000 and salaries and employee benefit expense of $131,000 attributable to the Bank’s expansion that included two additional branch locations.

•

The Company’s income tax expense decreased $83,000, or 98.8%, to $1,000 for the first quarter of 2009 compared to $84,000 in the first quarter of 2008. The Company’s combined federal and state effective tax rate was 0.9%, down from 30.9% for the same period in 2008. This decrease resulted from the combination of a decrease in taxable income and the impact of tax exempt income.

•

Total stockholders’ equity at March 31, 2009 was $93.6 million, a decrease of $390,000, or 0.4% from December 31, 2008, resulting mainly from the purchase of 36,900 shares of the Company’s common stock through the Company’s stock repurchase program, at a cost of $406,000, partially offset by net income for the period. The Company’s book value per share increased 2 basis points to $14.49 at March 31, 2009 compared to $14.47 at December 31, 2008.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, South Hadley, Ware, and West Springfield in Western Massachusetts, and lending and operations center. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

(Unaudited)

	March 31, 2009	December 31, 2008
Assets

Cash and due from banks	$8,179	$21,070
Short-term investments	1,288	1,003
Federal funds sold	16,737	1,000

Total cash and cash equivalents	26,204	23,073

Securities available-for-sale, at fair value	4,427	5,451
Securities held-to-maturity, at cost (fair value $45,877 and $49,673 at March 31, 2009 and December 31, 2008, respectively)	45,676	49,662
Federal Home Loan Bank stock, at cost	4,306	4,306
Loans, net of allowance for loan losses ($3,416 at March 31, 2009 and $3,333 at December 31, 2008)	415,187	416,261
Cash surrender value of life insurance	12,260	12,144
Premises and equipment, net	10,892	10,677
Accrued interest and dividend receivable	1,588	1,577
Deferred income tax asset	2,711	2,434
Other assets	2,158	2,058

Total assets	$525,409	$527,643

Liabilities and Stockholders’ Equity

Deposits
Non-interest-bearing	$31,433	$30,921
Interest-bearing	314,756	302,527

Total deposits	346,189	333,448

Securities sold under agreements to repurchase	23,119	21,956
Advances from Federal Home Loan Bank	60,630	76,567
Mortgagors’ escrow accounts	1,478	1,112
Accrued expenses and other liabilities	366	543

Total liabilities	431,782	433,626

Commitments and contingencies

Stockholders’ Equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at March 31, 2009 and December 31, 2008)	72,479	72,479
Treasury stock, at cost (979,515 shares at March 31, 2009 and 942,615 at December 31, 2008)	(12,889)	(12,483)
Additional paid-in-capital	1,305	1,168
Unearned compensation (Management Reward Program)	(2,900)	(3,107)
Unearned compensation (Employee Stock Ownership Plan)	(4,984)	(5,059)
Retained earnings	42,553	42,439
Accumulated other comprehensive loss	(1,937)	(1,420)

Total stockholders’ equity	93,627	94,017

Total liabilities and stockholders’ equity	$525,409	$527,643

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except for Number of Shares and Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Interest and dividend income:
Loans, including fees	$5,898	$5,935
Interest and dividends on securities	177	316
Other interest-earning assets	3	138

Total interest and dividend income	6,078	6,389

Interest expense:
Deposits	1,880	2,647
Securities sold under agreements to repurchase	59	90
Other borrowed funds	405	159

Total interest expense	2,344	2,896

Net interest income	3,734	3,493
Provision for loan losses	94	10

Net interest income, after provision for loan losses	3,640	3,483

Non-interest income:
Service charges, fees and commissions	452	477
Loan sales and servicing, net of amortization	199	(6)
Net gain on sales of securities available-for-sale	36	15

Total non-interest income	687	486

Non-interest expenses:
Salaries and employee benefits	2,352	2,221
Occupancy expenses	468	289
Furniture and equipment	278	233
Data processing	279	205
Stationery, supplies and postage	106	85
Other non-interest expense	729	664

Total non-interest expenses	4,212	3,697

Income before income taxes	115	272
Income tax expense	1	84

Net income	$114	$188

Earnings per share:
Basic	$0.02	$0.03
Diluted	$0.02	$0.03

Adjusted weighted average shares outstanding:
Basic	5,741,744	6,317,296
Diluted	5,741,744	6,330,306

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Performance Ratios:

Return on Average Assets	0.09%	0.16%
Return on Average Equity	0.49%	0.73%
Interest Rate Spread	2.73%	2.41%
Net Interest Margin	3.14%	3.25%
Non-Interest Expense to Average Assets	3.25%	3.21%
Efficiency Ratio	95.27%	92.89%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	122.02%	131.49%
Average Equity to Average Assets	17.96%	22.38%

	At March 31, 2008	At December 31, 2008

Asset Quality Ratios:

Allowance for loan losses as a percent of total loans	0.82%	0.79%
Allowance for loan losses as a percent of total nonperforming loans	119.15%	114.30%
Net charge-offs to average outstanding loans during the period	0.01%	0.01%
Nonperforming loans as a percent of total loans	0.68%	0.69%

Other Data:

Number of Offices	9	8

(1)	Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.